STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated July 19, 1999, between Amazon.com, Inc., a Delaware corporation (the "Stockholder") and SOFTBANK Capital Partners LP, a Delaware limited partnership, and fund affiliates ("SOFTBANK").

1.   Purchase and Sale

         (a) Upon the terms and subject to the conditions of this Agreement, SOFTBANK will purchase, and the Stockholder will sell to SOFTBANK, 1,670,273 shares of Common Stock, par value $.01 per share (the "Shares"), of Webhire, Inc., a Delaware corporation (the "Company"), against payment of the purchase price of $6.43 per share on the third business day following the date on which the conditions under Section 4(c) are satisfied, or such other date as the parties may mutually agree (the "Closing Date").

         (b) On the Closing Date, the Stockholder shall deliver to SOFTBANK stock certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, against payment to the Stockholder by wire transfer of the aggregate purchase price of $10,739,855 to an account designated by the Stockholder.

2.   Representations of the Stockholder

         The Stockholder represents and warrants to SOFTBANK as follows:

         (a) Shares. The Shares are owned by such Stockholder, free and clear of all liens, claims and encumbrances. Upon delivery of certificates for such Shares on the Closing Date against payment therefor as provided herein, good and valid title to such Shares will pass to SOFTBANK, free and clear of all liens, claims and encumbrances.

         (b) No Consents. No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of the Stockholder is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby except as required under the Securities Exchange Act of 1934, as amended.


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         (c) Finders. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, the Stockholder who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

3.   Representations of SOFTBANK

         (a) No Consents. No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of SOFTBANK is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or early termination of the applicable waiting period under the HSR Act.

         (b) Investment. SOFTBANK is purchasing the Shares solely for investment purposes and not with a view to resale or distribution. SOFTBANK understands and acknowledges that the Shares are being offered and sold to it without registration under the Securities Act of 1933, as amended. SOFTBANK is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended.

         (c) Finders. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, SOFTBANK who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

4.   Conditions to Closing

         The obligation of SOFTBANK to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the


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effect of preventing the consummation of the transactions contemplated by this
Agreement.

         (b) All representations of the Stockholder contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time.

         (c) The waiting period under the HSR Act applicable to the purchase of the Shares shall have expired or been terminated and the Company shall have obtained shareholder approval for issuance of shares of Common Stock to SOFTBANK pursuant to the Stock Purchase Agreement dated the date hereof.

         (d) SOFTBANK shall concurrently consummate the purchase of newly issued shares of Common Stock from the Company pursuant to the Stock Purchase Agreement dated the date hereof.

         (e) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to SOFTBANK, and SOFTBANK shall have been furnished with such instruments and documents as such counsel shall have reasonably requested.

5.   Miscellaneous

         (a) Expenses. Each party shall pay its own expenses incurred in connection with its execution, delivery and performance of this Agreement, provided, however, SOFTBANK shall pay the Shareholder's reasonable expenses in the event the purchase and sale has not been consummated on or before September 30,1999.

         (b) Survival and Termination. All representations and warranties made herein shall survive for one year after the Closing Date and shall continue in full force and effect after delivery of and payment for the Shares. This Agreement shall terminate if the purchase and sale has not been consummated on or before September 30, 1999.


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         (c) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         (d) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement.

         (e) Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         (f) Notices. All notices, consents or other communications hereunder shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

              (i) If to Softbank:

                    SOFTBANK Capital Partners LP
                    10 Langley Road, Suite 403
                    Newton Centre, MA 02159

                    Attention:  Ron Fisher

                    Facsimile:  (617) 928-9301


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                  with a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004

                    Attention: Stephen A. Grant, Esq.

                    Facsimile:  (212) 558-3588

                  If to the Stockholder:

                    Amazon.com, Inc.
                    1200 12th Avenue South, Suite 1200
                    Seattle, Washington  98144

                    Attention: General Counsel

                    Facsimile:  (206) 834-7010

or such other address as either party shall have designated by notice in writing to the other party given in the manner provided by this Section.

         (g) Publicity. SOFTBANK and the Stockholder shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to approval by the other party, except as may be required by law.

         (h) No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         (i) Assignment. This Agreement may be assigned by either party to any of its affiliates provided such assignee agrees to be bound by the terms of this Agreement as though named as an original party hereto.


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         (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        SOFTBANK CAPITAL PARTNERS LP

                                        By: SOFTBANK CAPITAL PARTNERS LLC
                                                          General Partner


                                        By:  /s/ Ronald D. Fisher
                                            -----------------------------------


                                        AMAZON.COM, INC.


                                        By:  /s/ Randy Tinsley
                                            -----------------------------------